Filed Pursuant to Rule 433

Registration Nos. 333-269194 and 333-269194-03

**PRICING DETAILS** $1.5BN Volkswagen Auto Loan Enhanced Trust 2024-1 (VALET 2024-1)

Joint Bookrunners:	Wells Fargo Securities (str), Citi, JP Morgan, and Mizuho

Co-Managers:	Barclays, US Bank

Class	Size($MM)	WAL*	S&P/Moody’s	P. WIN*	E. FIN*	L. FIN	BNCH	SPD	YLD%	CPN%	$PRICE
A-1	294.000	0.21	A-1+/P-1	01-06	05/25	11/25	ICUR	+10	4.622	4.622	100.00000
A-2A	443.000	1.05	AAA/Aaa	06-21	08/26	11/27	ICUR	+36	4.697	4.650	99.99840
A-2B	125.000	1.05	AAA/Aaa	06-21	08/26	11/27				SOFR30A+36	100.00000
A-3	548.000	2.52	AAA/Aaa	21-43	06/28	07/29	ICUR	+42	4.679	4.630	99.99058
A-4	90.000	3.57	AAA/Aaa	43-43	06/28	06/31	ICUR	+47	4.716	4.670	99.99906

* Assumes 1.3% ABS to a 10% cleanup call

-TRANSACTION SUMMARY-

Size: $1.5BN

Format: SEC Registered

ERISA: Yes

Min Denoms: $1k x $1k

Ratings: S&P/Moody’s

Ticker: VALET 2024-1

First Payment Date: 12/20/2024

Exp. Settle: 11/26/2024

B&D: Wells Fargo

-MARKETING MATERIALS-

Preliminary OM: Attached

Intex CDI: Attached

Intexnet Deal Name: wsvaet2401

Password: KXBU

Dealroadshow: https://dealroadshow.com

Code: VALET20241 (case sensitive)

Dealroadshow Direct Link: https://dealroadshow.com/e/VALET20241

If this communication relates to an offering of US registered securities (i) a registration statement has been filed with the SEC, (ii) before investing you should read the filed documents, and (iii) you may obtain these documents from your sales representative, by calling 1-800-645-3751 or visiting www.sec.gov. If this communication relates to a securities offering exempt from US registration, you should contact your sales representative for the complete disclosure package. For information regarding Wells Fargo, see https://www.wellsfargo.com/com/disclaimer/wfid3. In Japan, see: https://www.wellsfargo.com/com/disclaimer/wfsjb4. This chat will be retained and may be monitored.